UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 12, 2009

SPEEDUS CORP.
(Exact name of registrant as specified in charter)

Delaware	000-2758	13-3853788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Dag Hammarskjold Blvd. Freehold, New Jersey (Address of principal executive offices)	07728 (Zip Code)

Registrant's telephone number, including area code: (888)-773-3669

Not Applicable
(Former name or former address, if changed from last report)

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Speedus Corp. (the “Company”) has received approval from the Nasdaq Stock Market ("Nasdaq") for the plan the Company submitted to Nasdaq on June 15, 2009 for regaining compliance with the Nasdaq filing requirements set forth in Listing Rule 5250(c)(1) (the “Rule”). As a result, Nasdaq has granted the Company a time extension to comply with the filing requirements set forth in the Rule. The extension will allow the Company to regain full compliance with the applicable Nasdaq filing requirements and maintain its securities listing, provided that the Company files its Form 10-K for the year ended December 31, 2008 and its Form 10-Q for the period ended March 31, 2009 no later than October 13th, 2009.

The Company is determined to submit these filings by October 13, 2009 in order to regain compliance and thus maintain its securities listing. However, there can be no assurance that the Company will be able to regain compliance.  Should the Company be unable to meet the exception requirements, Nasdaq will issue a determination to delist the Company's securities. At that time, the Company may appeal the delisting determination to a Listing Qualifications Panel.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Thomas M. Finn has resigned as chief financial officer of the Company effective August 12, 2009. The Company has appointed John A. Kallassy chief financial officer of the Company effective August 12, 2009.

Mr. Kallassy will continue serving in his current role of chief executive officer of Zargis Medical Corp., a post which Mr. Kallassy has held for the past 4 years.  Zargis Medical is a majority-owned subsidiary of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Speedus Corp.

By:	/s/ Shant S. Hovnanian
Title:	Chairman and Chief Executive Officer

Date:  August 14, 2009